UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 8, 2026

MANGOCEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Texas	001-41615	87-3841292
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17130 N. Dallas Parkway, Suite 240 Dallas, Texas	75248
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 242-9619

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	MGRX	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 8, 2026, Mangoceuticals, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Investors”), pursuant to which the Company agreed to issue and sell to the Investors, in a registered direct offering (the “Offering”), (i) 657,000 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, (ii) common warrants to purchase up to 657,000 shares of Common Stock (the “Warrants”), each exercisable for one share of Common Stock, and (iii) up to 788,400 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). Each Share is being sold together with an accompanying Warrant, at a combined offering price of $0.75 per Share and accompanying Warrant, for aggregate gross proceeds of approximately $492,750. The Shares and the Warrants are immediately separable and will be issued separately, but must be purchased together in the Offering.

Each Warrant has an exercise price of $1.00 per share, is exercisable immediately upon issuance and will expire five years from the date of issuance. The exercise price and number of Warrant Shares are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting the Common Stock. In lieu of paying the exercise price in cash, a holder may, at any time, elect to exercise the Warrants, in whole or in part, by means of a “cashless exercise,” in which case the holder will receive, without payment of the exercise price, a number of shares of Common Stock equal to the number of shares of Common Stock for which the Warrant is being exercised multiplied by 1.08, regardless of whether a registration statement covering the Warrant Shares is then effective. The Warrants contain ownership limitations pursuant to which a holder (together with its affiliates) may not exercise any portion of its Warrants to the extent that the holder would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding Common Stock immediately after exercise, provided that any increase in such limitation will not take effect until 61 days following notice to the Company.

The Company did not engage any placement agent, underwriter or financial advisor in connection with the Offering.

The Shares, the Warrants and the Warrant Shares are being offered pursuant to a “shelf” registration statement on Form S-3 (File No. 333-288039) that was declared effective by the Securities and Exchange Commission (the “Commission”) on June 24, 2025, and a prospectus supplement relating to the Offering, dated October 8, 2026, filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended. The closing of the Offering is expected to occur on or about October 9, 2026, subject to the satisfaction of customary closing conditions.

The Company expects to receive gross proceeds of approximately $492,750 from the Offering, before deducting Offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes.

The foregoing descriptions of the Purchase Agreement and the Warrants do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement and the form of Warrant, which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

On October 9, 2026, the Company issued a press release announcing the closing of the Offering. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

A copy of the opinion of Lucosky Brookman LLP relating to the validity of the issuance and sale of the Shares, the Warrants and the Warrant Shares is attached hereto as Exhibit 5.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1	Form of Common Stock Purchase Warrant
5.1	Legal Opinion of Lucosky Brookman LLP
10.1*	Securities Purchase Agreement
99.1	Press Release dated October 9, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANGOCEUTICALS, INC.

Date: October 9, 2026	By:	/s/ Jacob D. Cohen
Jacob D. Cohen
Chief Executive Officer